Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 10, 2009 relating to the consolidated financial statements, financial statement schedules, Valuation and Qualifying Accounts and Export Sales, and the effectiveness of internal control over financial reporting, which appears in Æterna Zentaris Inc.’s Annual Report on Form 20-F for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
Quebec City, Province of Quebec, Canada
March 12, 2010
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. and the other member firms of PricewaterhouseCoopers
International Limited, each of which is a separate and independent legal entity.